Exhibit 99

News Release

Contact:
Michael S. Olsen
Executive Vice President and Chief Financial Officer
414-319-8507

JOY GLOBAL INC. ANNOUNCES THIRD QUARTER
FISCAL 2012 OPERATING RESULTS

Milwaukee, WI – August 29, 2012 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported third quarter 2012 results.  Third quarter bookings were $1.1 billion, compared to $1.4 billion in the third quarter of last year, a decrease of 25 percent. Net sales increased 22 percent to $1.4 billion compared to the same period last year.  Operating income was $299 million, or 22 percent of sales, in the third quarter of 2012, compared to operating income of $236 million, or 21 percent of sales, in the third quarter of 2011.  Income from continuing operations was $194 million or $1.82 per fully diluted share for the third quarter compared to income from continuing operations of $172 million, or $1.61 per fully diluted share in the third quarter of 2011.

Third Quarter Operating Results

“Our results this quarter continue to show strong execution, but against a market backdrop of adjustment to lower demand for U.S. coal and continued slowing of the Chinese economy”, said Mike Sutherlin, President and Chief Executive Officer.  “The original equipment order rate is impacted by a project pipeline that has slowed but still has several new projects that should reach equipment selection in the near term.  Reduced aftermarket orders in the U.S. have been mostly offset by increased orders from international markets.  Our operating focus continues to deliver results, with profit leverage of 25 percent on a 22 percent increase in revenues, and this operating efficiency will serve us well as we address market uncertainty and volatility.  Although there is evidence that both the U.S. and China markets have bottomed, we expect a recovery to be sluggish. We are therefore beginning the implementation of our prior downside planning by adjusting our operations to match current market conditions so that we can deliver performance over a range of possible outcomes.”

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Bookings - (in millions)
	Quarter Ended
	July 27	July 29%
	2012	2011	Change

Underground Mining Machinery	$553.8	$742.9	-25.5%
Surface Mining Equipment	450.1	732.1	-38.5%
Eliminations	(75.9)	(51.3)
Legacy Business	928.0	1,423.7	-34.8%

LeTourneau	91.7	23.6	NA
IMM	64.6	-	NA

Total Bookings	$1,084.3	$1,447.3	-25.1%

Bookings decreased 25 percent to $1.1 billion in the third quarter of fiscal 2012, with year over year quarterly order declines in our legacy business partially offset by the $68 million of incremental bookings from LeTourneau and $65 million of bookings from IMM.  Our current quarter includes the full results of both these acquisitions, while the third quarter of last year only includes five weeks of LeTourneau activity.   Orders for the legacy underground and surface businesses decreased 35 percent in total compared to the third quarter of last year.  Aftermarket orders declined 4 percent, and original equipment orders were down 62 percent over last year’s third quarter.  The stronger U.S. dollar reduced bookings by $62 million during the quarter.

Bookings for underground mining machinery, excluding IMM, were down 26 percent in comparison to last year’s third quarter.  Original equipment orders were down 55 percent compared to the third quarter of last year, primarily due to a soft U.S. coal market and a roof support system ordered in Russia in 2011 that did not repeat in the current period.  Original equipment orders were down in all regions except South Africa.  Aftermarket bookings increased 2 percent due to higher orders in other international markets offset by a decrease in orders in the United States and Eurasia.  Last quarter, $119 million in underground equipment orders scheduled for the U.S. coal market were removed from backlog as we believed there was a reasonable risk of deferral or cancellation of these orders.  During the third quarter, $64 million of these orders actually cancelled, while $38 million were completed and shipped under their original terms.  Orders for legacy underground original equipment and aftermarket were negatively impacted by foreign exchange of $25 million and $21 million, respectively.

Bookings for surface mining equipment, excluding LeTourneau, were down 39 percent.  Original equipment orders were down 66 percent from the exceptionally strong third quarter of last year in which a record 18 shovels were booked, while aftermarket bookings declined 2 percent.  Original equipment orders were down in all regions except Australia.  Aftermarket order declines centered in North America were mostly offset by other international regions. Current quarter legacy surface business orders for original equipment and aftermarket were negatively impacted by foreign exchange of $5 million and $11 million, respectively.

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Backlog at the end of the third quarter was $2.8 billion compared to $3.1 billion at the end of the second quarter.  Backlog related to the legacy businesses was $2.5 billion at the end of the third quarter while backlog related to LeTourneau and IMM remained at $0.3 billion.

Net Sales - (in millions)
	Quarter Ended
	July 27	July 29%
	2012	2011	Change

Underground Mining Machinery	$684.9	$669.2	2.4%
Surface Mining Equipment	564.6	464.3	21.6%
Eliminations	(40.9)	(40.4)
Legacy Business	1,208.6	1,093.1	10.6%

LeTourneau	110.9	43.3	NA
IMM	69.2	-	NA

Total Net Sales	$1,388.7	$1,136.4	22.2%

Net sales, excluding LeTourneau and IMM, increased 11 percent to $1.2 billion.  Original equipment sales were up 15 percent and aftermarket sales were up 7 percent over the prior year period.  Changes in foreign exchange rates decreased net sales by $35 million in the third quarter compared to a year ago.

Net sales of underground mining machinery, excluding IMM, rose 2 percent in the third quarter compared to a year ago.  Original equipment shipments declined 3 percent and aftermarket shipments were up 7 percent over the prior third quarter.  The original equipment sales were driven by lower shipments in Eurasia and China offset with higher shipments in Australia.  Aftermarket sales increased in the United States, Australia, China and South Africa.

Net sales of surface mining equipment, excluding LeTourneau, were 22 percent higher than the same period last year.  Original equipment sales increased 47 percent as last year’s strong order rate flowed into this year’s sales, with aftermarket sales up 8 percent.  Original equipment sales increases were led by strong results in all regions except South Africa.  Aftermarket sales were up in all regions except China compared to the prior third quarter.

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Operating Profit - (in millions)
	Quarter Ended
	July 27	July 29	Return on Sales
	2012	2011	2012	2011

Underground Mining Machinery	$164.0	$156.4	23.9%	23.4%
Surface Mining Equipment	134.4	107.6	23.8%	23.2%
Corporate Expenses	(12.7)	(12.7)	NA	NA
Eliminations	(9.0)	(9.8)	NA	NA
Legacy Business	276.7	241.5	22.9%	22.1%

LeTourneau	22.2	8.5	20.0%	19.6%
IMM	10.5	-	15.2%	NA
Subtotal	309.4	250.0	22.3%	22.0%

Excess Purchase Accounting
LeTourneau	(2.1)	(2.3)	NA	NA
IMM	(7.7)	-	NA	NA
Acquisition Costs	(0.1)	(11.7)	NA	NA

Total Operating Profit	$299.5	$236.0	21.6%	20.8%

Operating profit for the legacy business was $277 million for the third quarter of 2012, compared to $242 million in the third quarter of last year.  Return on sales was 22.9 percent in the third quarter, compared to 22.1 percent last year.  Incremental profitability for the legacy business was 30 percent on an 11 percent volume increase.

The increase in operating profit, before all of the acquisition activities, was due to higher sales volume and a reduction in employee costs compared to the prior third quarter.  These items were partially offset by an increase in unfavorable manufacturing variances.

The current quarter results include $22 million of operating profit from LeTourneau, net of $3 million of ongoing purchase accounting charges.  Excess purchase accounting charges associated with the write-up of the acquired inventory and backlog from the LeTourneau transaction completed in the third quarter of fiscal 2012, resulting in a final charge of $2 million.

In addition, the current quarter results include $11 million of operating profit from IMM, net of $4 million of ongoing purchase accounting charges.  The third quarter results also include $8 million in excess purchase accounting charges associated with the write-up of the acquired inventory and backlog of IMM compared to our preliminary estimate of $5 million.  Excess purchase accounting charges from the IMM transaction will be fully recognized in the fourth quarter of 2012 with an estimated final charge of $2 million.

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Net interest expense increased to $17 million in the third quarter of 2012, up from $6 million in the prior year.  The increase in interest expense is attributable to incremental borrowings associated with financing for the LeTourneau and IMM acquisitions.

The effective income tax rate was 31.2% in the current quarter compared to 25.3% in the third quarter of 2011.  The effective income tax rate excluding discrete tax adjustments was 31.5% in the current quarter compared to 30.6% in the third quarter of 2011.  The increase in the effective tax rate is attributable to continued refinement of our full year forecast of domestic and international earnings.  The effective tax rate is expected to be between 31.0 and 31.5 percent for 2012.

Impact of Acquisitions and Unusual Items on Earnings Per Share

	Quarter Ended
	July 27, 2012		July 29, 2011
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS

Income from continuing operations, attributable to Joy Global Inc., as reported	$194.3	$1.82	$171.8	$1.61

Add:
LeTourneau excess purchase accounting, net of tax	1.3	0.01	-	-
IMM excess purchase accounting, net of tax	5.8	0.05	-	-
Acquisition costs, net of tax	-	-	8.1	0.08
Incremental interest expense, net of tax	7.5	0.07	-	-

Deduct:
Net discrete tax benefits	0.6	0.01	12.1	0.11
LeTourneau, net of tax	8.8	0.08	4.3	0.04
IMM, net of tax	7.3	0.07	-	-

Income from Continuing Operations Attributable to Joy Global Inc., Before Acquisition Activities and Unusual Items	$192.2	$1.79	$163.5	$1.54

Income from continuing operations in the third quarter was $194 million or $1.82 per fully diluted share, compared to income from continuing operations of $172 million or $1.61 per fully diluted share in the third quarter of the prior year.  The table above lists the acquisition activities and unusual items that affected third quarter earnings per share compared to the same quarter last year.

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Cash provided by continuing operations was $157 million in the third quarter, compared to cash provided by continuing operations of $96 million a year ago.  The increase in cash provided by continuing operations during the third quarter was due to higher earnings, a reduction in the inventory build year over year and collections of accounts receivable offset by a reduction in advance payments resulting from a decline in new original equipment order activity.

Capital expenditures were $55 million in the third quarter of fiscal 2012, compared to $22 million in the prior year third quarter, due to continued investments in manufacturing capacity in emerging markets and aftermarket service infrastructure.  Capital expenditures for fiscal 2012 are expected to be approximately $220 million which includes capital expenditures from our acquired LeTourneau and IMM businesses.

Market Outlook

The demand for commodities has slowed, adjusting to weaker global economic growth.  Recent economic data is mixed, but is generally consistent with low U.S. growth, Europe contracting and China decelerating.  With demand slowing, recent capacity additions have created supply surpluses and depressed pricing for most commodities.  Customers are responding by cutting capital expenditures, reducing overhead and trimming production.  Production cuts have been greatest in U.S. coal, but the closure or reduction of higher cost coal mines is also in process in Australia and Russia.

As noted, U.S. coal has experienced the most severe decline, driven primarily by lower electricity demand and electricity generators switching to natural gas.  Electricity demand in the U.S. was down over 5 percent during the winter heating season, which is greater than the 4 percent decline in 2009 that resulted from the global recession.  On top of slowing demand, shale gas production has been expanding rapidly and creating a significant surplus of natural gas in the U.S.  This has depressed natural gas prices to 10-year lows and also has increased the dispatch of gas fired generation onto the electricity grid.  As a result, coal’s share of electricity generation has dropped from 43 percent to 32 percent between 2006 and April of 2012 while the natural gas share increased from 18 percent to 32 percent over the same period.  Coal production in the second calendar quarter was down by 104 million tons from the first calendar quarter on an annualized basis. It is estimated that cuts of 100 to 120 million tons are needed to balance the U.S. market.  However, those reductions can be reduced if power generation is switched from natural gas back to coal.

Current natural gas prices are below the cost of drilling programs, and the number of rigs drilling for natural gas declined in August to the lowest level in over a decade.  Natural gas prices need to be above $4.00 per million BTUs to generate adequate returns in most shale gas regions.  This is supported by the futures strip, which trends up and moves above $4.00 per million BTUs by 2014.  Various forecasts project natural gas prices approaching this level a year sooner.  Natural gas switching reached a peak in April as prices dipped below $2.00 per million BTUs, but switching back to coal has occurred as natural gas prices recently moved toward $3.00 per million BTUs.  The first beneficiary of coal switching is Powder River Basin coal, and its rail car loadings increased by 16 percent from June to July.  The longer term confidence that our customers have in Powder River Basin demand is evidenced by the increased acreage that has been leased in the past few months.  Coal switching will also benefit the Illinois Basin, Northern Appalachia and Central Appalachia, as natural gas prices move progressively from $3.00 per million BTUs to $4.50 per million BTUs.

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It is believed that a significant portion of coal’s share loss to natural gas can be recovered as natural gas prices increase.  However, this may take a couple of years.  In addition, most of the available excess capacity in power generation now resides in coal-fired units, and this will provide another upside for coal as power demand returns to normal levels. U.S. coal will also benefit from exports that tap into the growing demand in the seaborne markets.  Europe is one of the main markets for U.S. Eastern coal, and its coal demand has been growing at 12 percent.  In addition, two-thirds of its 36 gigawatts of new generating capacity will be coal-fired.  U.S. customers also see Asia to be undersupplied in the long term.  In response, they have announced increases in port capacity to 270 million tons to capture the expected opportunities in the export markets.

China’s economy continues to decelerate.  Demand for electricity is up 3 percent in May of 2012, compared to a growth rate of 10 to 11 percent a year ago.  In addition to the effect of a slowing economy, recovery in hydropower generation has further reduced coal demand.  Coal production in China has continued to increase as demand has slowed, further depressing prices.  As prices dropped below $100 per tonne, imported coal gained an advantage over domestic production, and stockpiles at the domestic transfer point of Qinhuangdao increased and approached capacity.  Higher cost domestic production was subsequently reduced and Beijing further mandated that domestic coal production be limited to 7 percent above 2011 levels.  The month of July saw power demand rise 15 percent from June levels and 7 percent from last year.   As a result, Qinhuangdao inventories have declined by 25 percent since early July, and seaborne prices have begun to recover.

Power generation in India is up 11 percent this year, while thermal coal imports are up 13 percent.  Domestic production grew only 2.6 percent last year and it continues to fall well short of plan, putting more pressure on imports.  The thinness of supply-demand was evidenced by a recent brownout that affected 600 million people, and many power plants continue to run with stockpiles of a week or less.  In addition, India plans to add 97 gigawatts of coal-fired power generation over the next three to four years, requiring an additional 300 million tonnes of coal.  As a result, India’s coal demand will continue to be a main driver in the seaborne market.

Turning to other commodities, strong demand from China and production limitations has kept the copper market in deficit during the first half of the year.  This supply deficit increased by over 350 thousand tons compared to the first half of last year.  Although China imports are expected to slow, the copper market should remain in deficit during the second half of the year.

Although global steel production is expected to be up 3 to 4 percent this year, this growth has occurred in the first half of the year and steel production has leveled and is expected to remain flat in the second half.  This will limit demand volumes for met coal and iron ore, favoring the lower cost producers for each commodity.

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China produces 42 percent of global iron ore supply, but ore grades at 20 percent keep costs high.  As a result, China becomes a swing producer above its estimated profitability threshold of $120 per tonne.  Despite the current dip in spot prices, the iron ore market should find support at the $120 per tonne level, and this will favor producers in Western Australia and South America.

A high percentage of China’s met coal is mined from small mines in Shanxi province that have been the subject of safety campaigns, which has reduced supply of hard coking coal and increased costs by more than 40 percent.  Additionally, increased use of large blast furnaces in China requires greater volumes of hard coking coal.  The combination of these two factors will continue to increase met coal imports into China from the current level of 46 million tons annually.

Recent information indicates that commodity markets are stabilizing at current levels.  It is expected that demand will remain relatively flat until a broader recovery in the global economy provides a catalyst for increased commodity demand and capacity expansion.  In the meantime, most commodities are oversupplied or near balance.  As a result, customers are slowing their capacity expansion projects.  Projects already underway remain in process, but they are being slowed by additional engineering review and updated project plans.  The next round of projects has been reduced, and there is an increased focus on brown field projects that have shorter time to first production and less project risk.  Many larger greenfield projects have been pushed out beyond 2013.  As a result, it is expected that announced capital budgets will be underspent this year, and that under current market conditions, spending for next year will be flat.

Company Outlook

“The outlook for our business has continued to decline over the past quarter,” continued Sutherlin.  “Although the U.S. market has progressed in line with our expectations, the deceleration of China demand has deteriorated international markets more quickly and severely than previously expected.”

“The U.S. customers have adjusted quickly to their market conditions.  Second quarter production was reduced on an annualized basis to a level in the range estimated to balance the market.  We have seen natural gas prices start to move back to more normalized levels, and this has resulted in some switching back to coal.  As a result, we see the U.S. coal market at the bottom, with opportunities to recover volume through return of power demand and switching back to coal.  However, this will be a slow recovery, and therefore we must adjust to a structural change in the U.S. market.  Natural gas will continue to be a competitive fuel, and this will force U.S. coal production into lower cost basins.  We expect much of the production cuts in Central Appalachia to be permanent, but replaced by increases in the Illinois and Powder River basins.”

“We are also encouraged to see signs of demand stabilization in China.  Although this limits growth until broader economic recovery is realized, it will also limit the downside.  IMM was adversely impacted by lower order rates in June and July as domestic stockpiles grew, and we expect this to continue until the Chinese domestic market returns to balance later this year.   At that point, we expect IMM to return to growth rates more consistent with those earlier this year.  In addition, we expect upside from integration programs focused on technology transfer, operational excellence, and aftermarket development.”

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“The deceleration of China is also affecting those regions that are commodity exporters.   Some projects no longer make the economic threshold, but most of the impact is to rationalize capital expenditures and to improve project returns though additional engineering and project management review.  This results in project slowing, and in some cases, time gaps between the higher potential projects.  As a result, we expect to experience greater lumpiness in original equipment bookings going forward.  To put this in context, we did not have any major contracts in our second or third quarter bookings, but continue to work several projects that are expected to become bookings in the next few months.”

“We expect these factors to reduce revenue by approximately $100 million from our previous guidance, and total fiscal 2012 revenue will be between $5.450 billion and $5.550 billion.  As a result of the decrease in expected 2012 revenue, full year earnings per fully diluted share are expected to be between $7.05 and $7.20, before restructuring charges.  We have continued to implement actions to reduce cost in order to manage profitability in a softer market.  Cost reduction actions will accelerate in the fourth quarter and we anticipate incurring restructuring charges of up to $20 million, reducing fully diluted earnings per share by $0.13.  These actions will result in approximately $40 million of annual cost savings in the 2013 fiscal year and are part of a program to transform operations of the company in line with future markets.  Including $20 million of fourth quarter restructuring charges, fiscal 2012 earnings per fully diluted share will be between $6.92 and $7.07.”

“As we look forward, we see our fiscal year 2013 revenues to be flat to down slightly under a continuation of current market conditions.  We will use this period as an opportunity to accelerate our strategy by consolidating capacity in traditional markets and expanding our position in those markets where we anticipate growth over the longer term.  We expect to incur additional restructuring costs in 2013 which will further reduce our cost structure, and make sustainable improvement in process efficiency and margins.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s third quarter results at 11:00 a.m. EDT on August 29, 2012.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code 7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on September 19, 2012 by dialing 888-203-1112 or 719-457-0820, access code 7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on September 28, 2012.

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About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” ”could,” “estimate,” “expect,” “forecast,” “indicate,” ”intend,” “may be,” “objective,” “plan,” “potential”  “predict,”  “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	July 27,	July 29,	July 27,	July 29,
	2012	2011	2012	2011

Net sales	$1,388,723	$1,136,352	$4,065,984	$3,068,613
Costs and expenses:
Cost of sales	912,939	739,626	2,716,404	2,013,615
Product development, selling and administrative	179,436	165,325	532,825	438,985
Other income	(3,127)	(4,591)	(29,903)	(7,839)
Operating income	299,475	235,992	846,658	623,852

Interest expense, net	(16,802)	(6,032)	(49,999)	(13,600)
Reorganization items	-	-	-	(35)
Income from continuing operations before income taxes	282,673	229,960	796,659	610,217

Provision for income taxes	88,291	58,155	241,806	174,208

Income from continuing operations	194,382	171,805	554,853	436,009
Income from continuing operations attributable to non-controlling interest	(38)	-	(180)	-
Income from continuing operations attributable to Joy Global Inc.	194,344	171,805	554,673	436,009

Income (loss) from discontinued operations, net of income taxes	(826)	1,300	(5,215)	1,300

Net income	193,556	173,105	549,638	437,309
Net income attributable to non-controlling interest	(38)	-	(180)	-

Net income attributable to Joy Global Inc.	$193,518	$173,105	$549,458	$437,309

Basic earnings per share:
Continuing operations	$1.83	$1.63	$5.24	$4.16
Discontinued operations	(0.01)	0.01	(0.05)	0.01
Net income	$1.82	$1.64	$5.19	$4.17

Diluted earnings per share:
Continuing operations	$1.82	$1.61	$5.19	$4.09
Discontinued operations	(0.01)	0.01	(0.05)	0.01
Net income	$1.81	$1.62	$5.14	$4.10

Dividends per share	$0.175	$0.175	$0.525	$0.525

Weighted average shares outstanding:
Basic	106,025	105,204	105,794	104,803
Diluted	106,866	106,735	106,867	106,475

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands)

	July 27,	October 28,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$454,237	$288,321
Cash held in escrow	-	866,000
Accounts receivable, net	1,148,639	884,696
Inventories	1,544,062	1,334,134
Other current assets	189,902	190,568
Current assets of discontinued operations	-	288
Total current assets	3,336,840	3,564,007

Property, plant and equipment, net	779,235	539,571
Investment in unconsolidated affiliate	-	380,114
Other intangible assets, net	599,126	385,441
Goodwill	1,383,654	428,478
Deferred income taxes	62,143	73,123
Other assets	146,379	55,448
Non-current assets of discontinued operations	-	172
Total assets	$6,307,377	$5,426,354

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$82,400	$35,895
Trade accounts payable	487,811	452,519
Employee compensation and benefits	129,234	147,664
Advance payments and progress billings	823,231	771,841
Accrued warranties	104,208	82,737
Other accrued liabilities	303,301	206,588
Current liabilities of discontinued operations	18,609	27,327
Total current liabilities	1,948,794	1,724,571

Long-term obligations	1,538,460	1,356,412

Accrued pension costs	204,811	332,452
Other non-current liabilities	116,117	61,124

Shareholders' equity	2,499,195	1,951,795

Total liabilities and shareholders' equity	$6,307,377	$5,426,354

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	July 27,	July 29,	July 27,	July 29,
	2012	2011	2012	2011

Operating Activities:
Net income	$193,556	$173,105	$549,638	$437,309
Loss (income) from discontinued operations	826	(1,300)	5,215	(1,300)
Depreciation and amortization	39,482	19,021	119,826	50,669
Other, net	(38,310)	(38,057)	(132,374)	(107,274)

Changes in Working Capital Items Attributed to Continuing Operations, net of acquisition:
Accounts receivable, net	(6,065)	(30,292)	(97,330)	(64,902)
Inventories	(31,509)	(106,673)	(199,470)	(259,180)
Trade accounts payable	(3,010)	(6,099)	(44,807)	18,894
Advance payments and progress billings	(10,421)	81,576	54,040	303,475
Other working capital items	12,025	5,018	(1,717)	(31,557)
Net cash provided by operating activities - continuing operations	156,574	96,299	253,021	346,134
Net cash used by operating activities - discontinued operations	(5,589)	(2,444)	(15,747)	(2,444)
Net cash provided by operating activities	150,985	93,855	237,274	343,690

Investing Activities:
Acquisition of International Mining Machinery, net of cash acquired	(16,468)	(140,613)	(955,917)	(140,613)
Acquisition of LeTourneau, net of cash acquired	-	(1,041,161)	-	(1,041,161)
Withdrawal of cash held in escrow	16,300	-	866,000	-
Property, plant, and equipment acquired	(55,198)	(22,091)	(169,290)	(75,189)
Other - net	5,570	2,350	7,119	2,514
Net cash used by investing activities - continuing operations	(49,796)	(1,201,515)	(252,088)	(1,254,449)
Net cash used by investing activities - discontinued operations	-	(361)	-	(361)
Net cash used by investing activities	(49,796)	(1,201,876)	(252,088)	(1,254,810)

Financing Activities:
Share-based payment awards	88	2,809	30,589	70,426
Dividends paid	(18,522)	(18,382)	(55,431)	(54,870)
Financing fees	-	(9,300)	(1,620)	(9,435)
Debt borrowings	(16,356)	505,710	213,359	508,861
Net cash provided (used) by financing activities	(34,790)	480,837	186,897	514,982

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,139)	(865)	(6,167)	23,649

Increase (Decrease) in Cash and Cash Equivalents	63,260	(628,049)	165,916	(372,489)

Cash and Cash Equivalents at the Beginning of Period	390,977	1,071,141	288,321	815,581

Cash and Cash Equivalents at the End of Period	$454,237	$443,092	$454,237	$443,092

Supplemental cash flow information:
Interest paid	$17,897	$14,350	$51,629	$29,312
Income taxes paid	70,239	63,190	148,805	155,995

Depreciation and amortization by segment:
Underground Mining Machinery	$25,389	$10,618	$71,604	$30,769
Surface Mining Equipment	13,539	8,344	46,937	19,725
Corporate	554	59	1,285	175
Total depreciation and amortization	$39,482	$19,021	$119,826	$50,669

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 27,	July 29,
	2012	2011	Change

Net Sales By Segment:
Underground Mining Machinery	$754,082	$669,179	$84,903	12.7%
Surface Mining Equipment	675,555	507,552	168,003	33.1%
Eliminations	(40,914)	(40,379)	(535)
Total Sales By Segment	$1,388,723	$1,136,352	$252,371	22.2%

Net Sales By Product Stream:
Aftermarket Revenues	$736,653	$658,855	$77,798	11.8%
Original Equipment Revenues	652,070	477,497	174,573	36.6%
Total Sales By Product Stream	$1,388,723	$1,136,352	$252,371	22.2%

Net Sales By Geography:
United States	$590,569	$506,509	$84,060	16.6%
Rest of World	798,154	629,843	168,311	26.7%
Total Sales By Geography	$1,388,723	$1,136,352	$252,371	22.2%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$166,753	$156,437	22.1%	23.4%
Surface Mining Equipment	154,551	113,760	22.9%	22.4%
Corporate	(12,770)	(24,392)
Eliminations	(9,059)	(9,813)
Total Operating Income	$299,475	$235,992	21.6%	20.8%

	Nine Months Ended
	July 27,	July 29,
	2012	2011	Change
Net Sales By Segment:
Underground Mining Machinery	$2,279,937	$1,828,481	$451,456	24.7%
Surface Mining Equipment	1,900,206	1,333,372	566,834	42.5%
Eliminations	(114,159)	(93,240)	(20,919)
Total Sales By Segment	$4,065,984	$3,068,613	$997,371	32.5%

Net Sales By Product Stream:
Aftermarket Revenues	$2,142,850	$1,858,383	$284,467	15.3%
Original Equipment Revenues	1,923,134	1,210,230	712,904	58.9%
Total Sales By Product Stream	$4,065,984	$3,068,613	$997,371	32.5%

Net Sales By Geography:
United States	$1,665,214	$1,402,818	$262,396	18.7%
Rest of World	2,400,770	1,665,795	734,975	44.1%
Total Sales By Geography	$4,065,984	$3,068,613	$997,371	32.5%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$500,181	$406,807	21.9%	22.2%
Surface Mining Equipment	407,380	290,673	21.4%	21.8%
Corporate	(35,338)	(50,548)
Eliminations	(25,565)	(23,080)
Total Operating Income	$846,658	$623,852	20.8%	20.3%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 27,	July 29,
	2012	2011	Change
Bookings By Segment:
Underground Mining Machinery	$618,420	$742,935	$(124,515)	-16.8%
Surface Mining Equipment	541,806	755,747	(213,941)	-28.3%
Eliminations	(75,934)	(51,359)	(24,575)
Total Bookings By Segment	$1,084,292	$1,447,323	$(363,031)	-25.1%

Bookings By Product Stream:
Aftermarket Bookings	$690,374	$686,326	$4,048	0.6%
Original Equipment Bookings	393,918	760,997	(367,079)	-48.2%
Total Bookings By Product Stream	$1,084,292	$1,447,323	$(363,031)	-25.1%

	Nine Months Ended
	July 27,	July 29,
	2012	2011	Change
Bookings By Segment:
Underground Mining Machinery	$2,102,744	$2,469,573	$(366,829)	-14.9%
Surface Mining Equipment	1,900,423	1,862,235	38,188	2.1%
Eliminations	(253,584)	(132,180)	(121,404)
Total Bookings By Segment	$3,749,583	$4,199,628	$(450,045)	-10.7%

Bookings By Product Stream:
Aftermarket Bookings	$2,180,024	$2,031,165	$148,859	7.3%
Original Equipment Bookings	1,569,559	2,168,463	(598,904)	-27.6%
Total Bookings By Product Stream	$3,749,583	$4,199,628	$(450,045)	-10.7%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	July 27,	April 27,	January 27,	October 28,
	2012	2012	2012	2011
Backlog By Segment:
Underground Mining Machinery	$1,490,593	$1,744,980	$1,969,277	$1,739,932
Underground Backlog Adjustment	-	(118,725)	-	-
Adjusted Underground Mining Machinery	1,490,593	1,626,255	1,969,277	1,739,932
Surface Mining Equipment	1,492,961	1,668,702	1,716,594	1,560,393
Eliminations	(145,854)	(152,826)	(115,325)	(46,991)
Total Backlog By Segment	$2,837,700	$3,142,131	$3,570,546	$3,253,334

Backlog By Product Stream:
Aftermarket Backlog	$840,139	$907,604	$946,750	$825,195
Aftermarket Backlog Adjustment	-	(18,638)	-	-
Adjusted Aftermarket Backlog	840,139	888,966	946,750	825,195
Original Equipment Backlog	1,997,561	2,353,252	2,623,796	2,428,139
Original Equipment Backlog Adjustment	-	(100,087)	-	-
Adjusted Original Equipment Backlog	1,997,561	2,253,165	2,623,796	2,428,139
Total Backlog By Product Stream	$2,837,700	$3,142,131	$3,570,546	$3,253,334

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.